Exhibit 10.14
March 19, 2012

Via E-Mail

Ms. Angela S. Lalor

Dear Angela:

Thank you for the time you have spent with us discussing our organization and the exciting opportunities for growth ahead of us. We are delighted to extend you an offer of employment with Danaher Corporation (the “Company”) and are confident that your background and experience will allow you to make major contributions to the Company. Your leadership will be critical in fully leveraging our talent and the Danaher Business System to achieve our aggressive growth targets.

We look forward to welcoming you to our dynamic team. As we discussed, your position would be the Executive Officer position of Senior Vice President – Human Resources, based in Washington, DC, directly reporting to me.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date:	Your start date will be mutually agreed, but no later than April30, 2012.

Base Salary:	Your base salary will be paid at the annual rate of $500,000, subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Incentive
Compensation
Bonus:
You are eligible for an annual cash incentive compensation award. The baseline annual bonus percentage, beginning in 2014, will be 60% of base salary, subject to periodic review.

More information regarding the Company’s annual cash incentive compensation program for Executive Officers is available beginning at page 25 of Danaher’s 2011 Annual Proxy Statement.

Provided your employment with the Company commences on or before April 30, 2012, your annual cash incentive compensation award will be no less than $500,000 for each of the calendar years 2012 and 2013. (More precisely, for each of 2012 and 2013 you will be paid a guaranteed bonus of $500,000 in a lump sum (subject to applicable tax withholding) outside of the annual cash incentive plan within 60 days of the end of the applicable year (provided that you remain actively employed at the Company through the date of payment) and the Company will grant a separate, contingent award to you under the annual cash incentive compensation plan for each of 2012 and 2013.) In all other respects, such annual cash incentive compensation awards will be subject to the Company’s annual cash incentive compensation program for Executive Officers, including applicable performance conditions.

Stock Options

and RSUs:
A recommendation will be made to the Compensation Committee of Danaher’s Board of Directors to grant you stock options and RSUs with a total target award value of $3,500,000 (representing the combined target award value of a 2012 annual grant and a new hire grant), at its next regularly scheduled meeting after the commencement of your employment at which equity awards are considered. The awards approved by the Compensation Committee will be solely governed by the terms and conditions set forth in Danaher’s 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award.

•
The target award dollar value of your “new hire” grant is $2,100,000 which would be awarded entirely in RSUs and would vest 20% on each of the first five anniversaries of the grant date, assuming continued employment. The target award dollar value attributable to these RSUs will be converted into a specific number of RSUs (rounded up to the nearest five) based on the average closing price of Danaher’s common stock over a 15-day trading period ending on the 7th business day before the grant date (the “average price”).

•
The target award dollar value of your 2012 annual grant will be $1,400,000 which will be split evenly between stock options and RSUs. The target award dollar value attributable to stock options will be converted into a specific number of options (rounded up to the nearest ten) based on an assumed value per option equal to 40% of the average price.  The target award dollar value attributable to RSUs will be converted into a specific number of RSUs (rounded up to the nearest five) using the average price. 1/3 of these stock options and RSUs would vest on each of the third, fourth and fifth anniversaries of the grant date, assuming continued employment and satisfaction of applicable performance conditions.

Signing Bonus:
The Company will pay you a signing bonus equal to $1,200,000, payable in four separate payments of $300,000 each (subject to applicable tax withholding). The first payment will be made within 30 days after your employment start date, and the remaining three payments will be made within 30 days of the second, third and fourth anniversaries of such start date, respectively, with each payment being subject to: (i) your continued active employment with Danaher through and on the date of such payment; and (ii) except as to the first payment, your timely execution without revocation of a general release of claims in favor of Danaher Corporation and its affiliates in a form reasonably satisfactory to the Company.

Retention Bonus:
The Company will pay you a retention bonus equal to $2,400,000, payable in three separate payments of $800,000 (subject to applicable tax withholding). Each payment will be made within 30 days of the eighth, ninth, and tenth anniversaries of your employment start date, respectively, with each payment being subject to: (i) your continued active employment with Danaher through and on the date of such payment; and (ii) your timely execution without revocation of a general release of claims in favor of Danaher Corporation and its affiliates in a form reasonably satisfactory to the Company.

EDIP Program:
You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (EDIP), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both).  Initially, the Company will direct 6% of your total annual target cash compensation (as calculated in accordance with the EDIP) into your EDIP account annually.  Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan.  Additional information on the EDIP is enclosed, and you will be scheduled for a formal EDIP orientation with a member of the Corporate Benefits team.

Benefits:
You will be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive medical, dental and life insurance benefits immediately upon your first day of employment with the Company. Information on our various benefit programs, including the Danaher Retirement and Savings Plan, is enclosed. Danaher will also reimburse you for the costs of an annual physical examination for executives.

Vacation:	You will be eligible for annual vacation benefits pursuant to the Company’s vacation policy.

Relocation

Benefits:
The Company is pleased to provide relocation benefits through Prudential Relocation, our third party relocation services company.  The relocation benefits available to you are set forth in the enclosed document, “Summary of Relocation Benefits for Angela S. Lalor.”

Reimbursement
for Financial and

Tax Assistance:
The Company will reimburse you for financial planning and tax preparation services in an amount not to exceed $5,000 per year provided you provide appropriate and satisfactory documentation for such reimbursement and such expenses otherwise satisfy the Company’s practices and policies.

Severance Benefits:
You will be eligible for severance pay and benefits under the Senior Leaders Severance Pay Plan of Danaher Corporation and its Affiliated Companies (the “Severance Plan”). For purposes of Section III.B of the Severance Plan, the total amount of severance pay for which you are eligible will be equal to your annual base salary at the time of your employment termination multiplied by (1 + your baseline annual bonus percentage under the annual cash incentive compensation plan as of the time of termination). Except for the foregoing provision, all other aspects of your severance pay and benefits shall be governed solely by the terms and conditions of the Severance Plan.

At-Will

Employment :
Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of
Employment

Offer:	This offer of employment is expressly conditioned upon your timely satisfaction of the following:

•	Execution of the Agreement Regarding Noncompetition and the Protection of Proprietary Interests

•	Execution of the Certification of Compliance With Obligations as to Prior Employers

•	Execution of the enclosed Danaher Corporation Standards of Conduct Certification

•	Execution of the enclosed Authorization and Notification for a consumer report or investigative consumer report

•	Satisfactory reference, background check and drug screen

Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact me.

Sincerely yours,

/s/ H. Lawrence Culp, Jr.

H. Lawrence Culp, Jr.
President and Chief Executive Officer

Please acknowledge that you have read, understood and accept this offer of at-will employment by signing and returning it to me, along with the above-referenced signed documents no later than April 30, 2012, and in any event prior to your employment start date.

/s/ Angela S. Lalor
Angela S. Lalor
Date: 3/19/2012